Exhibit 10.27

Charles D. Kissner

27778 Stirrup Way

Los Altos Hills, CA 94022

Employment Agreement

Dear Chuck:

This letter agreement (this “Agreement”) sets forth the terms of your continued employment with Aviat Networks, Inc. (the “Company”), as well as our understanding with respect to any termination of that employment relationship. This Agreement amends and restates the Employment Agreement, dated August 1, 2010, between the Company and you, effective on July 18, 2011 and is conditioned upon your timely delivery of the General Release of Claims attached hereto as Exhibit A (the “Release Agreement”) which becomes valid and irrevocable according to the terms set forth in the Release Agreement.

1. Position and Duties. As of July 18, 2011 your employment as the Chief Executive Officer shall terminate and, commencing on July 19, 2011, and during the term of this Agreement, you will continue to be employed by the Company on a part-time basis as its Chairman of the Board, reporting to the Board of Directors. This position will be based at our corporate headquarters in Santa Clara, California. You will also continue to serve as a director of the Company, and your positions of Chairman of the Board and director will be subject to the normal re-nomination process of the Governance and Nominating Committee of the Board of Directors of the Company, and, in the case of your position as a director, election by the Company’s shareholders. You agree to continue providing services to the Company on the terms and conditions set forth in this Agreement, and you agree not to engage in any business, other employment or other activities which would conflict with your obligations to the Company or create an actual or the appearance of a conflict of interest with the Company’s interests or your employment relationship with the Company. During the term of this Agreement, your primary responsibilities will be to support investor relations, support the Company’s strategic review process and mentor the Chief Executive Officer of the Company, subject to the oversight and supervision of the Board of Directors of the Company. These duties will be in addition to the usual and customary obligations you will have as a director and Chairman of the Board of Directors of the Company. From and after the end of the term of this Agreement, you will have no further duties as an employee of the Company, and your sole service relationship to the Company will be that of a director and the Chairman of the Board of Directors of the Company, which positions will be subject to the normal re-nomination process of the Governance and Nominating Committee of the Board of Directors of the Company and, in the case of your position as a director, election by the Company’s shareholders.

Charles D. Kissner

Employment Agreement

2. Term. This Agreement will be effective from July 18, 2011 until July 18, 2012, during which time your employment with the Company will be part-time and at will, which means that your employment may be terminated by you or the Company at any time, with or without cause or notice, subject to the provisions of Paragraphs 4 and 5 below.

3. Compensation. During the term of this Agreement, you will be compensated by the Company for your services as described below. From and after the end of the term of this Agreement, you will be eligible to receive such cash and equity compensation as is usual and customary for similarly situated non-employee directors of the Company (including, as applicable, supplemental compensation for your services as Chairman of the Board of Directors of the Company), so long as you are serving as a director of the Company.

(a) Salary: You will be paid a base salary at an annual rate of $350,000 (payable in substantially equal installments of $29,166 per month), less applicable withholding, in accordance with the Company’s normal payroll procedures and applicable law. Your base salary will not be reduced except as part of a salary reduction program that similarly affects all members of the executive staff reporting to the Chief Executive Officer of the Company.

(b) Non-Employee Director Equity Awards: Subject to Board approval each year, you will be eligible to participate in the equity award plan for non-employee directors on the same basis and to the same extent as non-employee directors of the Company; provided, however, that you will be eligible to receive a pro rata award under the terms of such equity award plan in respect of the period from the effective date of this Agreement to the date on which annual awards will be made in the ordinary course to all non-employee directors.

(c) Long-Term Incentive Program:

(i) Existing time-based awards: Notwithstanding the terms of the Company’s Long-Term Incentive Plan (the “LTIP”) or any award agreement to the contrary, awards of options and restricted stock that have been granted to you under the terms of the LTIP that are currently outstanding and that vest based on your continued service to the Company (the “Time-based Vesting Awards”) shall continue to vest based upon their respective original vesting schedules during the term of your employment hereunder and during your subsequent service as a non-employee director of the Company; provided that the unvested portions of your Time-based Vesting award granted on February 10, 2011 (the “February Awards”) shall no longer vest on their original vesting dates but shall instead vest on the modified vesting dates as set forth below; and provided, further, that in the event of a Change of Control (as defined below) occurs during the term of this Agreement and in connection with such Change of Control your compensation under this Agreement ceases, such outstanding Time-based Vesting Awards shall immediately become fully exercisable or shall cease to be subject to a substantial risk of forfeiture, as the case may be.

Charles D. Kissner

Employment Agreement

February Award Tranches	Original Vesting Date	Modified Vesting Date

An option for 25,250 shares and 9,400 shares of restricted stock	February 10, 2012	November 11, 2011

An option for 12,625 shares and 9,400 shares of restricted stock	February 10, 2013	November 11, 2012

An option for 12,625 shares and 9,400 shares of restricted stock	February 10, 2014	November 11, 2013

(ii) Existing performance-based awards: Notwithstanding the terms of the LTIP or any award agreement to the contrary, with respect to awards that have been granted to you under the terms of the LTIP that are currently outstanding and that vest based on satisfaction of performance criteria (the “Performance-based Vesting Awards”), the vesting of such Performance-based Vesting Awards will be prorated based on your service as a full-time or part-time employee of the Company from June 28, 2010 to the date of termination of the term hereunder; provided, that no Performance-based Vesting Awards will vest under any circumstances unless the minimum applicable performance threshold has been satisfied.

(d) Benefits: You will have the right, on the same basis as other employees of the Company, to participate in and to receive benefits under any Company group medical, dental, life, disability or other group insurance plans, as well as under the Company’s business expense reimbursement, educational assistance, holiday, and other benefit plans and policies. You will also be eligible to participate in the Company’s 401(k) plan.

(e) Vacation: During the term of this Agreement, you will accrue paid vacation at the rate of five (5) weeks per year. All accrued unused vacation existing prior to the commencement of the term of this Agreement will carry forward in accordance with the terms of the Company vacation policy.

(f) Earned Compensation: For purposes of those Paragraphs of this Agreement pertaining to termination of the employment relationship, whether involuntary or voluntary, unless otherwise expressly provided herein, no part of (i) the Annual Incentive Plan for the year in which the termination occurs, (ii) no part of any performance shares for any multi-year period or periods in which the termination occurs and (iii) no part of any equity awards that are not vested as of the termination date will be deemed earned as of the date of termination.

4. Voluntary Termination or Death. In the event that you voluntarily resign from your employment with the Company or in the event that your employment terminates as a result of your death, you will be entitled to no compensation or benefits from the Company other than

Charles D. Kissner

Employment Agreement

those earned under Paragraph 3 through the date of termination. You agree that if you voluntarily terminate your employment with the Company for any reason, you will provide the Company with at least 10 business days’ written notice of your resignation. The Company shall have the option, in its sole discretion, to make your resignation effective at any time prior to the end of such notice period, provided the Company pays you an amount equal to the base salary and benefits you would have earned through the end of the notice period.

5. Other Termination. Your employment may be terminated under the circumstances set forth below.

(a) Termination by Disability: If, by reason of any physical or mental incapacity, you have been or will be prevented from performing your then-current duties under this Agreement with reasonable accommodation, then, to the extent permitted by law, the Company may terminate your employment without any advance notice. Upon such termination, if you sign a general release of known and unknown claims in a form satisfactory to the Company which becomes valid and irrevocable within 60 days of your termination, and you fully comply with your obligations under Paragraphs 7, 8, and 10, the Company will provide you with the severance payments and benefits described in Paragraph 5(c). Nothing in this paragraph shall affect your rights under any applicable Company disability plan; provided, however, that your severance payments will be offset by any disability income payments received by you so that the total monthly severance and disability income payments during your severance period shall not exceed your then-current base salary.

(b) Termination for Cause: The Company may terminate your employment at any time for cause (as described below) without providing any notice (except to the extent expressly provided below). If your employment is terminated by the Company for cause, you shall be entitled to no compensation or benefits from the Company other than those earned under Paragraph 3 through the date of your termination. For purposes of this Agreement, a termination for “cause” occurs if you are terminated for any of the following reasons: (i) theft, dishonesty, misconduct or falsification of any employment or Company records; (ii) improper disclosure of the Company’s confidential or proprietary information; (iii) any action by you which has a material detrimental effect on the Company’s reputation or business; (iv) your refusal or inability to perform any assigned duties (other than as a result of a disability), after written notice from the Company to you of, and a 30-day opportunity to cure, such refusal or inability; (v) your material breach of this Agreement or of the employee proprietary information/confidentiality/assignment of inventions agreement not otherwise described in this paragraph, after written notice from the Company to you of, and a 30-day opportunity to cure, such breach; (vi) your conviction (including any plea of guilty or no contest) for any criminal act that impairs your ability to perform your duties under this Agreement; or (vii) your failure to deliver, or revocation of, the release described in the first paragraph of this Agreement.

Charles D. Kissner

Employment Agreement

(c) Termination Without Cause: The Company may terminate your employment without cause at any time with or without advance notice. If your employment is terminated by the Company without cause, and you sign a general release of known and unknown claims in a form satisfactory to the Company within the applicable review period which thereupon is (or, if any revocation period is required by law, following expiration of such period becomes) valid and irrevocable within 60 days of your termination, and you fully comply with your obligations under Paragraphs 7, 8, and 10, you will receive the following severance benefits:

(i) payments at your final base salary rate for the remaining term of this Agreement; such payments will be subject to applicable withholding and made in accordance with the Company’s normal payroll practices; provided, however, that any such payments that would have been paid in accordance with the Company’s normal payroll practices before your release becomes valid and irrevocable will accumulate and be paid only if and when both (x) your release becomes valid and irrevocable and (y) such validity and irrevocability in no event occurs more than 60 days after your termination;

(ii) monthly, taxable payments to you with which you may purchase health insurance under COBRA, to the extent available, or not at all, in an amount not to exceed the monthly cost to provide you with health insurance coverage immediately prior to your termination of employment with the Company, until the earlier of (x) the end of the term of this Agreement; or (y) the date you first became eligible to participate in another employer’s group health insurance plan; or (z) the date on which you are no longer eligible for COBRA coverage; provided, however, that such payment shall be subject to and paid only if and to the extent permitted by the Patient Protection and Affordable Care Act of 2010, as amended by the Health Care and Education Reconciliation Act of 2010, and other applicable law; and

(iii) with respect to any stock options or other equity-related awards granted to you by the Company, you will cease vesting upon your termination date or, if later, your cessation of services as a director of the Company; however, you will be entitled to purchase any vested shares of stock that are subject to those options until the earlier of (x) twelve (12) months following your termination date or cessation of services as a director of the Company, or (y) the date on which the applicable option(s) expire(s); except as set forth in this subparagraph, your Company stock options and other equity-related awards will continue to be subject to and governed by the Plan and the applicable agreements between you and the Company.

6. Change of Control.

(a) For purposes of this Agreement, a “Change of Control” of the Company shall mean the occurrence of any of the following:

(i) any merger, consolidation, share exchange or Acquisition, unless, immediately following such merger, consolidation, share exchange or Acquisition, at least 50% of the total voting power (in respect of the election of directors, or similar officials in the case of an entity other than a corporation) of (A) the entity resulting from such merger, consolidation or share exchange, or the entity which has acquired all or substantially all of the assets of the Company (in the case of an asset sale that satisfies the criteria of an Acquisition) (in either case, the “Surviving Entity”), or (B) if applicable, the ultimate parent entity that directly or indirectly has beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of the total voting power (in respect of the election of directors, or similar officials in the case of an entity other than a corporation) of the Surviving Entity is represented by Company securities

Charles D. Kissner

Employment Agreement

that were outstanding immediately prior to such merger, consolidation, share exchange or Acquisition (or, if applicable, is represented by shares into which such Company securities were converted pursuant to such merger, consolidation, share exchange or Acquisition), or

(ii) any person or group of persons (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended and in effect from time to time) directly or indirectly acquires beneficial ownership (determined pursuant to Securities and Exchange Commission Rule 13d-3 promulgated under the said Exchange Act) other than through a merger, consolidation, share exchange, or Acquisition, of securities possessing more than 30% of the total combined voting power of the Company’s outstanding securities other than (A) an employee benefit plan of the Company or any of its Affiliates, (B) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, or (C) an underwriter temporarily holding securities pursuant to an offering of such securities, or

(iii) over a period of 36 consecutive months or less, there is a change in the composition of the Board such that a majority of the Board members (rounded up to the next whole number, if a fraction) ceases, by reason of one or more proxy contests for the election of Board members, to be composed of individuals each of whom meet one of the following criteria: (A) have been a Board member continuously since the date of this Agreement or the beginning of such 36 month period or (B) have been elected or nominated during such 36 month period by at least a majority of the Board members that satisfied the criteria of this subsection (iii) when they were elected or nominated, or

(iv) a majority of the Board determines that a Change of Control has occurred, or

(v) the complete liquidation or dissolution of the Company.

For the purposes of this Agreement, the term “Affiliate” means any corporation, partnership, limited liability company, business trust, or other entity controlling, controlled by or under common control with the Company, and “Acquisition” means a merger or consolidation of the Company into another person (i.e., which merger or consolidation the Company does not survive) or the sale, transfer, or other disposition of all or substantially all of the Company’s assets to one or more persons in a single transaction or series of related transactions.

7. Confidential and Proprietary Information: As a condition of your employment, you agree to sign and abide by the Company’s standard form of employee proprietary information/confidentiality/assignment of inventions agreement.

8. Termination Obligations.

(a) You agree that all property, including, without limitation, all equipment, proprietary information, documents, books, records, reports, notes, contracts, lists and computer files and data, and copies thereof, created on any medium and furnished to, obtained by, or prepared by you in the course of or incident to your employment, belongs to the Company and shall be returned to the Company promptly upon any termination of your employment.

Charles D. Kissner

Employment Agreement

(b) Upon your termination for any reason, and as a condition of your receipt of any severance benefits hereunder, you will promptly resign in writing from all offices and, if so requested by the Board of the Directors of the Company, directorships then held with the Company or any affiliate of the Company.

(c) Following the termination of your employment with the Company for any reason, you shall fully cooperate with the Company in all matters relating to the winding up of pending work on behalf of the Company and the orderly transfer of work to other employees of the Company. You shall also cooperate in the defense of any action brought by any third party against the Company.

(d) Following termination of your employment with the Company, if you are eligible to receive a severance benefit, you will be required to timely sign and not revoke a general release of claims in a form satisfactory to the Company in order to receive such severance benefit.

9. Limitation of Payments and Benefits.

To the extent that any of the payments and benefits provided for in this Agreement or otherwise payable to you (the “Payments”) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), the amount of such Payments shall be either:

(a) the full amount of the Payments, or

(b) a reduced amount that would result in no portion of the Payments being subject to the excise tax imposed pursuant to Section 4999 of the Code (the “Excise Tax”),

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by you, on an after-tax basis, of the greatest amount of benefit. In the event that any Excise Tax is imposed on the Payments, you will be fully responsible for the payment of any and all Excise Tax, and the Company will not be obligated to pay all or any portion of any Excise Tax.

10. Other Activities. In order to protect the Company’s valuable proprietary information, you agree that during your employment you will not, as a compensated or uncompensated officer, director, consultant, advisor, partner, joint venturer, investor, independent contractor, employee or otherwise, provide any labor, services, advice or assistance to any entity or its successor involved in the design, manufacture, distribution (directly or indirectly), or integration of any digital microwave products and used in terrestrial microwave point-to-point telecommunications networks anywhere in the world. You acknowledge and agree that the restrictions contained in the preceding sentence are reasonable and necessary. You also agree that for a period of twelve (12) months after your employment terminates, you will not solicit any employee of the Company directly or indirectly to leave employment with the Company for any purpose, including but not limited to for purposes of providing labor, services, advice or assistance to any entity or individual. In the event of your breach of this Paragraph, the Company shall not be obligated to provide you with any further severance payments or benefits subsequent to such breach, in addition to other remedies available under applicable laws.

Charles D. Kissner

Employment Agreement

11. Dispute Resolution. The parties agree that any suit, action, or proceeding arising out of or relating to this Agreement, the parties’ employment relationship, or the termination of that relationship for any reason, shall be brought in the appropriate state or federal court appropriate for disputes arising in Santa Clara, California, and you agree to submit to the personal jurisdiction of such court. The parties irrevocably waive, to the fullest extent permitted by law, any objection they may have to the laying of venue for any such suit, action or proceeding brought in such court. If any one or more provisions of this Paragraph 11 shall for any reason be held invalid or unenforceable, it is the specific intent of the parties that such provisions shall be modified to the minimum extent necessary to make it or its application valid and enforceable.

12. Compliance with Section 409A of the Internal Revenue Code. This Agreement is intended to comply with, or otherwise be exempt from, Section 409A of the Code and the rules and regulations promulgated thereunder (collectively, “Section 409A”). However, the Company has not made and is making no representation to you relating to the tax treatment of any payment pursuant to this Agreement under Section 409A and the corresponding provisions of any applicable State income tax laws.

Notwithstanding anything to the contrary in this Agreement, any payments or benefits due hereunder upon a termination of employment which are a “deferral of compensation” within the meaning of Section 409A shall only be payable or provided to you upon a “separation from service” as defined for purposes of Section 409A. In addition, if you are a “specified employee” as determined pursuant to Section 409A as of the date of your separation from service, as so defined, and if any payments or entitlements provided for in this Agreement constitute a “deferral of compensation” within the meaning of Section 409A and cannot be paid or provided in the manner provided herein without subjecting you to additional tax, interest or penalties under Section 409A, then any such payment or entitlement which is otherwise payable during the first six months following your separation from service shall be paid or provided to you in a lump sum on the earlier of (i) the first business day of the seventh calendar month immediately following the month in which your separation from service occurs or (ii) the date of your death. To the extent required to satisfy the provisions of the foregoing sentence with respect to any benefit to be provided in-kind, the Company shall bill you, and you shall promptly pay, the value for tax purposes of any such benefit and the Company shall therefore promptly refund the amount so paid by you as soon as allowed by the foregoing sentence.

For purposes of Section 409A, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments. With respect to any reimbursement of your expenses, or any provision of in-kind benefits to you, as specified under this Agreement, such reimbursement of expenses or provision of in-kind benefits shall be subject to the following conditions: (1) the expenses eligible for reimbursement or the amount of in-kind benefits provided in one taxable year shall not affect the expenses eligible for reimbursement or the amount of in-kind benefits provided in any other taxable year, except for any medical reimbursement arrangement providing for the reimbursement of expenses referred to in Section

Charles D. Kissner

Employment Agreement

105(b) of the Code; (2) the reimbursement of an eligible expense shall be made no later than the end of the year after the year in which such expense was incurred; and (3) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

13. Severability. If any provision of this Agreement is deemed invalid, illegal or unenforceable, such provision shall be modified so as to make it valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected.

14. Confirmation of Rights which Are not Dependent Upon Signing a Release. Whether or not you sign a release as provided in Section 5 and Section 8(d) of this Agreement, (a) you will be paid all wages due, including any unused accrued vacation, as of your last day of work, (b) your health care coverage as a primary insured under the Company’s health plan will continue through the end of the month in which your last day of work falls, (c) thereafter, you will be eligible for continuation of health insurance at your own expense if you timely elect coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), and (d) you will receive information regarding your right to continue health insurance under COBRA.

15. Applicable Withholding. All salary, bonus, severance and other payments identified in this Agreement are subject to applicable withholding by the Company.

16. Assignment. In view of the personal nature of the services to be performed under this Agreement by you, you cannot assign or transfer any of your obligations under this Agreement.

17. Entire Agreement. This Agreement and the agreements referred to above constitute the entire agreement between you and the Company regarding the terms and conditions of your employment, and they supersede all prior negotiations, representations or agreements between you and the Company regarding your employment, whether written or oral. This Agreement sets forth our entire agreement regarding the Company’s obligation to provide you with severance benefits upon any termination of your employment, and you shall not be entitled to receive any other severance benefits from the Company pursuant to any Company severance plan, policy or practice.

18. Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of California.

19. Modification. This Agreement may only be modified or amended by a supplemental written agreement signed by you and an authorized representative of the Board.

Charles D. Kissner

Employment Agreement

Please sign and date this letter on the spaces provided below to acknowledge your acceptance of the terms of this Agreement.

Sincerely,

Aviat Networks, Inc.

By:	/s/ Meena Elliott
Name: Meena Elliott
Title: Vice President, General Counsel, Secretary

I agree to and accept continued employment with Aviat Networks, Inc. on the terms and conditions set forth in this Agreement.

Date: July 18, 2011	/s/ Charles D. Kissner
Charles D. Kissner

Exhibit A

General Release of Claims

See attached.

GENERAL RELEASE OF CLAIMS

1. Definitions Terms. This General Release of Claims (“Release Agreement”) is made by Charles D. Kissner (“Employee”) in accordance with the employment agreement executed by and between Employee and Aviat Networks, Inc. dated July 18, 2011 (the “Employment Agreement”). Unless expressly defined herein, all defined terms shall have the meaning assigned to them in the Employment Agreement, which Employee acknowledges and agrees, would not be entered by Aviat Networks, Inc. (the “Company”) absent the execution of this Release Agreement by Employee.

2. Valuable Consideration. Employee acknowledges and agrees that the offer to employ him during the term of the Employment Agreement (the “Transition Period”) under the terms and conditions set forth in the Employment Agreement is good and valuable consideration for this Release Agreement to which Employee is not otherwise entitled.

3. Nothing Owed; No Injuries. Employee acknowledges receipt of all compensation, accrued and unused vacation, expense reimbursements, and compensation of any kind, and of benefits to which Employee may have been entitled up to the time of the commencement of the Transition Period as a result of his employment by the Company and that no additional compensation of any nature is due to Employee as of the commencement of the Transition Period other than as set forth in the Employment Agreement. Employee affirms that as of the execution of this Release Agreement he has no known workplace injuries or occupational diseases which would be compensable under the California Workers’ Compensation system, and that Employee has been provided and/or has not been denied or retaliated against for requesting or taking any leave under the Family and Medical Leave Act or the California Family Rights Act or for any other reason.

4. Confidential Information, Continuing Obligations. Employee acknowledges that he is bound to continue to maintain the confidentiality of all confidential and proprietary information of the Company and shall continue to comply with the terms and conditions of the Employee Invention, Authorship, Proprietary and Confidential Information Agreement between Employee and the Company (the “Confidentiality Agreement”). Employee understands and agrees that his duties and obligations under (i) the Confidentiality Agreement, (ii) paragraphs 8, 9 and 10 of the Employment Agreement and (iii) this Release Agreement (collectively, the “Continuing Obligations”) continue during the Transition Period and survive his employment by the Company and that should he materially breach any of the Continuing Obligations, he shall not be entitled to employment under the terms and conditions of the Employment Agreement and that Company may be entitled to injunctive relief and other damages in the event of a breach of the Confidentiality Agreement.

5. Release of Claims. Employee, on behalf of himself and his respective heirs, family members, executors and assigns, hereby fully and forever releases the Company and its direct and indirect subsidiaries, affiliated and related companies, divisions, parents, predecessor and successor corporations and assigns, and all of the past, present and future officers, agents, directors, employees, investors, shareholders, administrators and affiliates and any of them, and any other persons acting by, through, under, or in concert with any of the persons or entities listed in this section 5, and each of them (“Released Parties”), from, and agrees not to sue or otherwise institute or cause to be instituted any legal or administrative proceedings concerning any claim, duty, obligation or cause of action relating to any matters of any kind, including without limitation any and all claims, rights, debts, liabilities, demands, causes of action, obligations, and damages, arising as of and prior to the commencement of the Transition Period, under federal, state, local, or common law, including but not limited to any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; retaliation, breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; claims arising under, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Older Workers’ Benefit Protection Act, the Americans with Disabilities Act as amended, the Worker Adjustment and Retraining Notification Act, the California Labor Code, the California Business and Professions Code, all California Wage Orders, the California Fair Employment and Housing Act, the California Family Rights Act, laws prohibiting discrimination, harassment and/or retaliation in any state in which you have been employed by the Company, and under any and all federal, state, and local employment laws, as well as any and all common law tort or contract theories under state federal or local laws; any and all claims relating to, or arising from, Employee’s right to purchase, or actual purchase, of shares of stock of the Company or right to retain unvested shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law; and any and all claims in any way related to Employee’s employment and/or modification of Employee’s employment with Released Parties or the termination of Employee’s full time employment, (the “Released Claims”). The Released Claims do not, however, include:

(a) claims that by law may not be released,

(b) claims for workers’ compensation benefits (although retaliation claims related to filing claims for workers’ compensation or taking leaves related to workers’ compensation are waived and releases;

(c) claims under California Labor Code section 2802,

(d) claims under the Uniformed Services Employment and Reemployment Rights Act,

(e) claims for unemployment insurance benefits;

(f) claims for accrued wages and benefits including accrued and unused vacation as of the commencement of the Transition Period;

(g) claims to retention of equity award rights as stated in the Employment Agreement, but all other rights to Equity awards other than those vested as of the commencement of the Transition Period are waived and released;

(h) reimbursement of business expenses in accordance with normal Company policies and procedures.

(i) all wages and benefits provided for in the Employment Agreement;

(j) Employee’s rights to indemnification or any payments under a fiduciary insurance policy, if any, provided by any act or agreement of the Company, state or federal law or policy of insurance.

Nothing in this Release Agreement shall be construed to affect the Equal Employment Opportunity Commission’s (the “Commission”) or any state agency’s independent right and responsibility to enforce the law, nor does this Release Agreement affect Employee’s right to file a charge or participate in an investigation or proceeding conducted by either the Commission or any such state agency, although this Release Agreement does bar any claim that Employee might have to receive monetary damages in connection with any Commission or state agency proceeding concerning matters covered by this Release Agreement.

6. Review Period, Acceptance, ADEA Waiver, Waiting and Revocation Period.

Employee acknowledges and understands that the release of claims under the Age Discrimination in Employment Act (“ADEA”), 29 U.S.C. Sections 621-634, is subject to special waiver protections under 29 U.S.C. Section 626(f). In accordance with that section, Employee specifically agrees that he is knowingly and voluntarily releasing and waiving any rights or claims of discrimination under the ADEA up through the commencement of the Transition Period. In particular, Employee acknowledges that and understands that:

(a) Employee is not waiving any claims for age discrimination under the ADEA that may arise after the date he signs this Release Agreement;

(b) Employee is waiving rights or claims for age discrimination under the ADEA up through the commencement of the Transition Period; and

(c) Employee is advised to consult with and has had an opportunity to consult with an attorney before signing this Release Agreement.

7. Review Period. Employee has up to twenty-one days (21) days to review this Release Agreement. Should Employee sign and return this Release Agreement (“Review Period”) prior to the end of the Review Period any time remaining in the Review Period is waived. Employee may accept this Release Agreement by returning it to the attention of Meena Elliott, Vice President, General Counsel, Secretary.

8. Revocation Period. This Agreement is revocable by Employee for seven (7) days following the signing of this Release Agreement by Employee (“Revocation Period”). This Release Agreement may be revoked by Employee by a writing which states “I hereby revoke this

Separation And Release Agreement” which is dated and signed and sent to the attention of Meena Elliott, Vice President, General Counsel, Secretary by certified mail post-marked no later than the seventh (7th) day after the Release Agreement is signed by Employee (unless that day is a Sunday or a holiday, in which event the period is extended to the next day there is mail service). This Agreement automatically becomes enforceable and effective on the eighth (8th) day after Company has received the Release Agreement signed by Employee, provided there has been no timely revocation.

9. Civil Code Section 1542. Employee represents that he is not aware of any claims against the Company other than the claims that are released by this Release Agreement. Employee acknowledges that he has been advised by legal counsel and is familiar with the provisions of California Civil Code section 1542, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

Employee, being aware of said code section, agrees to expressly waive any rights he may have thereunder, as well as under any statute or common law principles of similar effect.

10. No Admission of Liability. Employee understands and acknowledges that this Release Agreement does not constitute an admission of liability by either Employee or Company.

11. Authority. Employee represents and warrants that he has the capacity to act on his own behalf and on behalf of all who might claim through him to bind them to the terms and conditions of this Release Agreement.

12. No Representations. Employee represents that he has had the opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Release Agreement, and has not relied on any representations or statements made by the Company hereto which are not specifically set forth in this Release Agreement.

13. Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Release Agreement shall continue in full force and effect without said provision.

14. Termination of Release Agreement. In the event that Employee fails to return this Release Agreement or revokes it within the time provided or breaches any provisions of this Release Agreement in any material respect, Employee shall not be entitled to employment under the Employment Agreement, or to any other employment by the Company, or to receive any payments or benefits other than those required to be paid or provided to Employee under applicable law if any. In addition, Employee understands that in the event this Release Agreement is breached, the Company may have legal rights against Employee.

15. Non-disparagement. Employee agrees not to disparage the Released Parties in any manner likely to be harmful to the Company’s business reputation or the personal or business reputation of the Company’s directors, officers, shareholders, employees or agents.

16. Warranties. Employee warrants that Employee has not filed any lawsuits or administrative claims against the Company prior to signing this Release Agreement.

17. Successors and Assigns. This Release Agreement shall bind the heirs, personal representatives, successors, assigns, executors and administrators of each party, and inure to the benefit of each party, any heirs, successors and assigns.

18. Entire Agreement. This Release Agreement, along with the Confidentiality Agreement, and the Employment Agreement and the documents relating to any equity compensation agreements (to the extent applicable), as set forth in the Employment Agreement represent the entire agreement and understanding between the Company and Employee.

19. No Oral Modification. This Release Agreement may only be amended or waived in writing signed by Employee and the CEO of the Company.

20. Governing Law. This Release Agreement shall be governed by the internal substantive laws, but not the choice of law rules, of the State of California. Any disputes arising out of this Release Agreement shall be resolved in the courts for the County of Santa Clara, California and Employee consents to personal jurisdiction to such court for the purpose of resolving any such dispute.

21. Effective Date. This Release Agreement is effective (the “Effective Date”) eight (8) days after the date that Employee signs this Release Agreement unless sooner revoked in accordance with paragraph 6 of this Release Agreement.

22. Counterparts. This Release Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

23. Subsidiaries. All references herein to employment with the Company also refer to any employment with any direct or indirect subsidiaries of the Company.

24. Voluntary Execution of Agreement. Employee acknowledges that he executes this Release Agreement voluntarily and without any duress or undue influence or, with the full intent of releasing all claims. Employee has had the opportunity to consult with legal counsel of his own choice and understands the terms and consequences of this Release Agreement and of the releases it contains; and he is fully aware of the legal and binding effect of this Release Agreement.

Dated: July 18, 2011	/s/ Charles Kissner
Charles D. Kissner